SALOMON BROTHERS OPPORTUNITY FUND

                              PURCHASE PURSUANT TO
                                RULE 10f-3 OF ICA
                                -----------------


NAME OF STOCK:                              AmerUS Life Holdings, Inc.
DATE OF PURCHASE:                           January 28, 1997
NUMBER OF SHARES PURCHASED:                 6,700
AGGREGATE PURCHASE PRICE:                   $110,550
PRICE PER SHARE:                            $16.50
UNDERWRITING SPREAD:                        $1.15
% GROSS UNDERWRITING SPREAD:                6.97%
SHARES OFFERED:                             4,663,190
TOTAL OFFERING:                             $76,942,635
4% OF OFFERING:                             $3,077,705
3% OF TOTAL ASSETS:                         $4,744,256(3% of 158,141,851)
BROKER:                                     Goldman, Sachs & Co.




Note: A total of 40,000 shares was purchased by funds in the Salomon Brothers complex for an aggregate purchase price of $660,000.

The above purchase was made in accordance with the procedures adopted by the Board of Directors pursuant to Rule 10(f)3 of the Investment Company Act of 1940, as amended.

101

Underwriters

                 Goldman , Sachs & Co.
                 ABN AMRO Chicago Corporation
                 Donaldson, Lufkin & Jenrette Securities Corporation Salomon Brothers Inc
                 Alex Brown & Sons Incorporated
                 Conning & Company
                 Dain Bosworth Incorporated
                 Dean Witter Reynolds Inc
                 A.G. Edwards & Sons, Inc.
                 EVEREN Securities, Inc.
                 Fahnestock & Co. Inc.
                 Fox-Pitt, Kelton Inc.
                 Janney Montgomery Scott Inc.
                 Edward D. Jones & Co., L.P.
                 Ladenburg, Thalmann & Co. Inc.
                 Principal Financial Securities, Inc.
                 The Robinson Humphrey Company, Inc.
                 Sandler O'Neill & Partners, L.P.
                 Stephens Inc.